Exhibit 10(b)

Amendment ONE To THE FPL Group, INC. Deferred Compensation Plan
In accordance with Section 6.06 of the FPL Group, Inc. Deferred Compensation Plan (the "Plan"), as amended and restated effective January 1, 2003, the Plan is hereby amended as follows:

FIRST: Effective January 1, 2007, Section 3.02(b)(2)(ii) is hereby deleted in its entirety and replaced with the following:

(ii)   Crediting Cash Dividends to the Phantom Stock Account. The Administrator shall establish a cash account within each Participant's Phantom Stock Account (the "Cash Account"). The Cash Account shall be credited on each Dividend Payment Date with an amount equal to the amount of the cash dividends which a holder of Common Stock would have received if on the record date for the dividend the holder was the record holder of a number of shares of Common Stock equal to the number of Phantom Shares then credited to the Phantom Stock Account. The Cash Account shall be credited quarterly with interest on the average weighted balance in such account at the end of the quarter at a rate equal to the lesser of: (1) the prime rate as such rate is published in the Wall Street Journal or (2) 120% of the applicable federal long-term rate, with compounding (as prescribed under Section 1274(d) of the Internal Revenue Code), determined (in either case) on the last business day of the calendar quarter preceding the calendar quarter to which it applies.

SECOND: In all other respects, the Plan shall remain unchanged by this Amendment One.

IN WITNESS WHEREOF, FPL Group, Inc. has caused this instrument to be executed by its duly authorized officer on this 18th day of October, 2007, and effective as set forth herein.

FPL GROUP, INC.

By:	ROBERT H. ESCOTO

Robert H. Escoto
Vice President, Human Resources